Exhibit 5.1

[CONYERS DILL & PEARMAN LETTERHEAD]

24 April, 2015

Trina Solar Limited No. 2 Tian He Road Electronics Park New District Changzhou Jiangsu 213031 People’s Republic of China	Matter No.: 820058 Doc Ref: 101477185 852 2842 9556 / 2842 9554 Christopher.Bickley@conyersdill.com Charissa.Ball@conyersdill.com

Dear Sirs

Re: Trina Solar Limited (the “Company”)

We have acted as special legal counsel of the Cayman Islands to the Company in connection with a registration statement on form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) by the Company (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of an amount of  200,000,000 ordinary shares, par value US$0.00001 per share (the “Shares”), issuable pursuant to the Trina Solar Limited Share Incentive Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the memorandum of association and the articles of association of the Company, each certified by the Secretary of the Company, copies of the written resolutions of all members of the Company dated 24 July, 2006, minutes of a meeting of the members of the Company dated 6 August 2010, minutes of the annual general meetings of the members of the Company dated 27 June, 2007, 29 August, 2008, 6 August, 2010 and 28 August, 2014 respectively, written resolutions of directors of the Company dated 24 July, 2006, 28 March 2013 and 14 November, 2014 (together, the “Minutes”), a certificate of good standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands dated 10 April, 2015 (the “Certificate Date”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (f) that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein; (g) that, upon the issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (h) that on the date of issuance of any of the Shares the Company will have sufficient authorised but unissued common shares, and (i) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due.

We express no opinion with respect to the issuance of Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.                                      Based on the Certificate of Good Standing, the Company is duly incorporated and existing under the laws of the Cayman Islands and in good standing as at the Certificate Date.  Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.                                      When issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman